                                                                     Exhibit 5.1




May 24, 2001


INTERACTIVE TELESIS INC.
12636 High Bluff Drive, 2nd Floor
San Diego, CA 92130

                  Re:      Registration Statement on Form S-3
                           For Resale of 1,830,235 Shares of Common Stock

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 of which this opinion letter is filed as an exhibit (the "Registration Statement") filed by Interactive Telesis Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the resale of up to 1,830,235 shares of the Company's Common Stock, $.001 par value per share (the "Shares"). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

         As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale and issuance of the Shares.

         It is our opinion that the Shares when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

RUSHALL & McGEEVER



BRUCE J. RUSHALL
for the firm